Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

For more information contact:
G. Robert Aston, Jr., Chairman and CEO, (757) 638-6780
Brad E. Schwartz, Senior Executive Vice President and COO, (757) 389-5111
Clyde E. McFarland, Jr., Senior Executive Vice President and CFO, (757) 638-6801
William B. Littreal, Chief Strategy and Investor Relations Officer, (757) 638-6813

TOWNEBANK COMPLETES MERGER WITH
 MONARCH FINANCIAL HOLDINGS, INC.

Suffolk, VA – Hampton Roads based TowneBank (NASDAQ: TOWN) announced that, at the close of business on June 24, 2016, it completed the previously announced merger with Monarch Financial Holdings, Inc. ("Monarch") and its wholly-owned bank subsidiary.  Pursuant to the previously announced terms of the merger, stockholders of Monarch received 0.8830 shares of TowneBank common stock for each share of Monarch common stock.

"We are pleased to welcome our long-time friends at Monarch to the TowneBank family as we take this exciting step forward together," said G. Robert Aston, Jr., Chairman and CEO of TowneBank.  "This combination of two great community banks will allow us to better serve the financial needs of our customers, while also providing the opportunity to enhance profitability and increase shareholder value."

TowneBank has grown to be $6.37 billion in assets as of March 31, 2016, and is one of the largest banks headquartered in Virginia.  With the Monarch acquisition, total assets for the combined companies, on a pro forma basis as of March 31, 2016, were $7.58 billion.

In connection with the completion of the merger, seven Monarch directors, Jeffrey F. Benson, E. Neal Crawford, Jr., William T. Morrison, Robert M. Oman, Elizabeth T. Patterson, Dwight C. Schaubach and Brad E. Schwartz, will join the Board of Directors of TowneBank.

In addition, TowneBank appointed three new executive officers who will transition from their previous positions at Monarch:

Brad E. Schwartz, will serve as Senior Executive Vice President and Chief Operating Officer of TowneBank. Mr. Schwartz had served as Chief Executive Officer of Monarch Bank since 2009 and Chief Executive Officer of Monarch since 2010, having previously served as Executive Vice President and Chief Operating and Financial Officer. He also had served as a director of Monarch Bank since 2004 and as a director of Monarch since its formation in 2005.

E. Neal Crawford, Jr., will serve as President of Towne Financial Services, LLC.  Mr. Crawford had served as President of Monarch Bank since 2009 and President of Monarch since 2010. He also had served as a director of Monarch and Monarch Bank since 2008.

William T. Morrison, will serve as Chairman and Chief Executive Officer of TowneBank Mortgage and Realty Group, a division of TowneBank.  Mr. Morrison had served as Chief Executive Officer of Monarch Mortgage since 2011 after having previously served as Executive Vice President and Chief Operating Officer of Monarch Mortgage. He also had served as a director of Monarch and Monarch Bank since 2012.

About TowneBank
As one of the top community banks in Virginia and North Carolina, TowneBank operates 37 banking offices serving Chesapeake, Chesterfield County, Glen Allen, Hampton, James City County, Mechanicsville, Newport News, Norfolk, Portsmouth, Richmond, Suffolk, Virginia Beach, Williamsburg, and York County in Virginia, along with Moyock, Grandy, Camden County, Southern Shores, Corolla and Nags Head in North Carolina. Towne also offers a full range of financial services through its controlled divisions and subsidiaries that include Towne Investment Group, Towne Insurance Agency, Towne Benefits, TowneBank Mortgage, TowneBank Commercial Mortgage, Berkshire Hathaway HomeServices Towne Realty, Towne 1031 Exchange, LLC, Beach Properties of Hilton Head, and Oak Island Accommodations.  Local decision-making is a hallmark of its hometown banking strategy that is delivered through the leadership of each group's President and Board of Directors.  With total assets of $6.37 billion as of March 31, 2016, TowneBank is one of the largest banks headquartered in Virginia.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward‐looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions.  These include statements as to the anticipated benefits of the merger with Monarch, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger, as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. TowneBank intends such forward‐looking statements to be covered by the safe harbor provisions for forward‐looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. TowneBank's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material effect on the operations and future prospects of TowneBank include but are not limited to: (1) the businesses of TowneBank and Monarch may not be integrated successfully or such integration may be more difficult, time‐consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) changes in interest rates, general economic and business conditions, legislative/regulatory changes; the monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in TowneBank's market areas; the implementation of new technologies; their ability to develop and maintain secure and reliable electronic systems; changes in the securities markets; and accounting principles, policies and guidelines, and (6) other risk factors detailed from time to time in filings made by TowneBank with the Federal Deposit Insurance Corporation. TowneBank undertakes no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise. ###